Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE

OF

INCORPORATION

OF

BIO-REFERENCE LABORATORIES, INC.

1.	Name:

Bio-Reference Laboratories, Inc.

2.	Registered Agent:

Corporation Service Company

3.	Registered Office:

830 Bear Tavern Road

West Trenton, New Jersey 08628

4.	Business Purpose:

To engage in any activity within the purpose for which corporations may be organized under N.J.S.A. 14A:1-1 et seq.

5.	Stock:

1,000 shares of common stock, $.01 par value per share

6.	Board of Directors:

Steven D. Rubin

4400 Biscayne Boulevard

Miami, Florida 33137

Adam Logal

4400 Biscayne Boulevard

Miami, Florida 33137

IN WITNESS WHEREOF, Bio-Reference Laboratories, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer as of the 20th day of August, 2015.

BIO-REFERENCE LABORATORIES, INC.

By:	/s/ Richard L. Faherty
Name:	Richard L. Faherty
Title:	Senior Vice President, Corporate Affairs, Interoperability and Communications

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